November 28, 2017

Sent Via Overnight Delivery

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attention: Chuck Davis

Re: Amendment to Agency Agreement

Dear Mr. Davis:

We refer to the Agency Agreement by and among DST Systems, Inc. (“DST”) and the Lord Abbett Family of Funds (the “Funds”), dated January 1, 2017 (the “Agreement”). Pursuant to Section 24(D) of the Agreement, DST and the Funds agree to amend the Agreement as follows:

1.	Section 6(h) of the Agreement is deleted in its entirety and replaced with the following new Section 6(h):

DST shall provide certain of the services outlined in Schedule B (the “Print Services”) through contract with Broadridge Customer Communications, LLC, or its subsidiaries (collectively, “Broadridge”).  The Print Services will be provided at fees and charges consistent with past practices.  DST’s obligation to provide the Print Services is limited to a period of fifteen (15) months from the date hereof, after which the Funds will be responsible for obtaining the Print Services directly from Broadridge or another print vendor.  DST will use reasonable efforts to assist the Funds in arranging for the provision of such services directly to the Funds following such period, whether by Broadridge or another party.

2.	All other terms and conditions of the Agreement shall continue in full force and effect. In the event of any inconsistencies between the Agreement and this letter amendment (the “Amendment”), the terms of the Amendment shall govern and control.

Please have an authorized signatory of your firm sign below to confirm your agreement with the Amendment and return the signed letter to us in the enclosed (prepaid) FedEx envelope (retaining a copy for your records). Thank you for your assistance in this matter.

Sincerely,

/s/ Lawrence H. Kaplan

Lawrence H. Kaplan

Vice President and Secretary

Lord Abbett Family of Funds

Agreed to and Accepted by:

DST Systems, Inc.

By: /s/ Christopher G. Shaw

Name: Christopher G. Shaw

Title: Officer

Date: 11/28/17